                                ARTICLES OF AMENDMENT
                     TO SECOND RESTATED ARTICLES OF INCORPORATION
                                        OF
                                RADISYS CORPORATION

       1.     The name of the corporation is RadiSys Corporation (the
"Corporation").

       2. Article IV(A) of the Second Restated Articles of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

              The aggregate number of shares which the corporation shall have authority to issue shall consist of 100,000,000 shares of common stock, without par value ("Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

       3. The amendment was adopted by the shareholders of the Corporation on May 16, 2000.

       4. Shareholder action was required to adopt the amendment. The shareholder vote was as follows:

                 Outstanding       Number            Votes            Votes
  Designation       Shares        of Votes          Cast For       Cast Against
  -----------       ------        --------          --------       ------------
    Common        16,853,421     16,853,421        13,452,482       1,100,138

       5. The person to contact about this filing is Mary P. Pounds at
         (503)294-9832.


Dated: May 17, 2000.


                                                 RADISYS CORPORATION



                                                 By: /s/ STEPHEN F. LOUGHLIN
                                                    ----------------------------
                                                        Stephen F. Loughlin
                                                        Vice President of
                                                        Finance and
                                                        Administration and
                                                        Chief Financial Officer